Exhibit 10.1k

EXECUTION COPY

AMENDMENT NO. 11 TO CREDIT AGREEMENT

This AMENDMENT NO. 11 TO CREDIT AGREEMENT (this “Amendment”) dated as of March 20, 2006, is entered into by and among H&E EQUIPMENT SERVICES, INC., a Delaware corporation (“H&E Delaware”), the successor by merger to H&E Equipment Services L.L.C., a Louisiana limited liability company, GREAT NORTHERN EQUIPMENT, INC., a Montana corporation (“Great Northern” and together with H&E Delaware, individually a “Borrower” and jointly, severally and collectively, the “Borrowers”), GNE INVESTMENTS, INC., a Washington corporation, H&E FINANCE CORP., a Delaware corporation, EAGLE HIGH REACH EQUIPMENT, INC., a California corporation, EAGLE HIGH REACH EQUIPMENT, LLC, a Delaware limited liability company, the persons designated as “Lenders” on the signature pages hereto, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent.

WHEREAS, Borrowers, the other Credit Parties, the Lenders (as defined therein) and Agent are party to the Credit Agreement dated as of June 17, 2002 (including all annexes, exhibits and schedules thereto, and as amended by Amendment No. 1 dated as of March 31, 2003, Amendment No. 2 dated as of May 14, 2003, Amendment No. 3 dated as of February 10, 2004, Amendment No. 4 dated as of October 26, 2004, Amendment No. 5 dated as of January 13, 2005, Amendment No. 6 dated as of March 11, 2005, Amendment No. 7 dated as of March 31, 2005, Amendment No. 8 dated as of October 13, 2005, Amendment No. 9 dated as of November 16, 2005 and the Joinder Agreement, Consent and Amendment No. 10 dated as of February 3, 2006, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, “Original Credit Agreement”; all capitalized terms defined in the Original Credit Agreement and not otherwise defined herein have the meanings assigned to them in the Original Credit Agreement or in Annex A thereto); and

WHEREAS, Borrowers have requested that Lenders and Agent amend the Original Credit Agreement in certain respects and Lenders and Agent have agreed to do so upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, the other Credit Parties, each Lender and Agent agree as follows:

SECTION 1.

AMENDMENTS TO ORIGINAL CREDIT AGREEMENT

Effective as of the Effective Date, the Original Credit Agreement is hereby amended as follows:

(a)                                  the Original Credit Agreement is hereby amended by deleting in its entirety the following clause (iii) of Section 1.1(a):

Notwithstanding the foregoing, without the prior written consent of Requisite Lenders, Great Northern shall not request any Revolving Credit Advance or any issuance of a Letter of Credit, and unless Requisite Lenders shall have given consent in respect of any such request, no Lender shall be obligated to make any Revolving Credit Advance to Great Northern or advance any Letter of Credit for the account or at the request of Great Northern. Nothing contained in this Section 1.1(a)(iii) shall affect or limit Great Northern’s liability in respect of any of its Obligations or any Obligations of H&E Delaware.

(b)                                 the Original Credit Agreement is hereby amended by replacing the term “Mergers” where it appears in Section 1.3(b)(iii) with the term “H&E Mergers.”

(c)                                  the Original Credit Agreement is hereby amended by replacing Section 1.5(a) in its entirety with the following:

(a)                               Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Revolving Credit Advances and Swing Line Loans being made by each Lender, and in respect of all unreimbursed Letters of Credit Obligations, in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances and unreimbursed Letter of Credit Obligations and all other Obligations (other than LIBOR Loans and Swing Line Loans), the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per each calendar month, based on the aggregate Revolving Credit Advances outstanding from time to time; and (ii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum, based on the aggregate amount of the Swing Line Loan outstanding from time to time.

As of the Amendment No. 11 Effective Date, the Applicable Margins, on a per annum basis, are as follows:

Applicable Revolver Index Margin	0.50%

Applicable Revolver LIBOR Margin	1.50%

Applicable L/C Margin	1.50%

Applicable Unused Line Fee Margin	0.375%

The Applicable Margins (other than the Applicable Unused Line Fee Margin) shall be adjusted (up or down) prospectively on a monthly basis as determined by H&E Delaware and its Subsidiaries’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than one (1) day after delivery of monthly Financial Statements for H&E Delaware and its Subsidiaries to Lenders for the Fiscal Month ending March 31, 2006. Adjustments in Applicable Margins (other than the Applicable Unused Line Fee Margin) will be determined by reference to the following grids:

If Leverage Ratio is:	Level of Applicable Margins:
< 1.50 to 1.00	Level I
< 2.50 to 1.00 but > 1.50 to 1.00	Level II
< 3.50 to 1.00 but > 2.50 to 1.00	Level III
> 3.50 to 1.00	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver Index Margin	0.25%	0.50%	0.75%	1.00%
Applicable Revolver LIBOR Margin	1.25%	1.50%	1.75%	2.00%
Applicable L/C Margin	1.25%	1.50%	1.75%	2.00%

All adjustments in the Applicable Margins (other than the Applicable Unused Line Fee Margin) after March 31, 2006 shall be implemented monthly on a prospective basis, for each calendar month commencing at least one (1) day after the date of delivery to Lenders of the monthly unaudited Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins (other than the Applicable Unused Line Fee Margin). Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins (other than the Applicable Unused Line Fee Margin) to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If any Default or an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins (other than the Applicable Unused Line Fee Margin) is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which all Defaults or Events of Default are waived or cured.

The Applicable Unused Line Fee Margin shall be adjusted (up or down) prospectively on a monthly basis commencing with the first adjustment of the other Applicable Margins as provided above. Adjustments in the Applicable Unused Line Fee Margin will be determined as follows: (i) if the Excess Availability Percentage as of the first day of any calendar month is equal to or more than 75%, the Applicable Unused Line Fee Margin shall be 0.375% per annum, and (ii) if the Excess Availability Percentage as of the first day of any calendar month is less than 75%, the Applicable Unused Line Fee Margin shall be 0.25% per annum.

(d)                                 the Original Credit Agreement is hereby amended by replacing Section 1.9(e) in its entirety with the following:

(e)                               In addition, and in addition to the costs of Equipment Inventory Appraisals, P&E Appraisals and Inspections, Borrowers agree to pay to Agent, which are due and payable as incurred, all out of pocket costs (including reasonable fees and expenses) paid by Agent to third party auditors, or a fee of $800 per audit day per in-house auditor, plus out of pocket expenses; provided, that Borrowers only agree to pay such costs and expenses in relation to (unless an Event of Default or an Audit and Appraisal Liquidity Event has occurred and is continuing) not more than one (1) audit in any year (such audit to be conducted, while no Event of Default or Audit or Appraisal Liquidity Event is continuing, during an Inspection).

(e)                                  the Original Credit Agreement is hereby amended by replacing Section 1.14 in its entirety with the following:

Each Credit Party shall, during normal business hours, from time to time upon reasonable advance notice as frequently as Agent reasonably determines to be appropriate:  (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of such Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from such Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of such Credit Party (clauses (a), (b) and (c) collectively, “Inspections”). Borrower agrees to pay to Agent, which are due and payable as incurred, all out of pocket costs (including fees and expenses) incurred by Agent in relation to any Inspections; provided, that in addition to paying for Equipment Inventory Appraisals and P&E Appraisals, Borrowers only agree to pay such costs and expenses in relation to (unless an Event of Default or an Audit and Appraisal Liquidity Event has occurred and is continuing) not more than one (1) Inspection in any year. If an Event of Default has occurred and is continuing or if action is necessary to preserve or protect the Collateral as determined by Agent, each Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, each Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media consistent with reasonable commercial standards, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled Inspections. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to any Credit Party.

(f)                                    the Original Credit Agreement is hereby amended by replacing the term “Capital Expenditures” where it appears in Section 6.2 and subsection (c) of Annex E with the term “P&E Capital Expenditures”.

(g)                                 the following definitions are added to Annex A of the Original Credit Agreement in their proper alphabetical place:

“Amendment No. 11” means the Amendment No. 11 to Credit Agreement dated as of March 20, 2006, with respect to this Agreement.

“Amendment No. 11 Effective Date” means the ‘Effective Date’ as defined in Amendment No. 11.

“Audit and Appraisal Liquidity Event” means the determination by the Agent that Excess Availability on any day is less than $75,000,000. The occurrence of an Audit and Appraisal Liquidity Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed $75,000,000 unless and until Excess Availability exceeds $75,000,000 for sixty (60) consecutive days, in which event an Audit and Appraisal Liquidity Event shall no longer be deemed to be continuing; provided that an Audit and Appraisal Liquidity Event may not be cured as contemplated by this sentence more than two times in any four Fiscal Quarter period.

“Covenant Liquidity Event” means the determination by the Agent that Excess Availability on any day is less than $25,000,000. The occurrence of a Covenant Liquidity Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed $25,000,000 unless and until Excess Availability exceeds $25,000,000 for sixty (60) consecutive days, in which event a Covenant Liquidity Event shall no longer be deemed to be continuing; provided that a Covenant Liquidity Event may not be cured as contemplated by this sentence more than two times in any four Fiscal Quarter period.

“Excess Availability Percentage” means, at any time, the ratio (expressed as a percentage) of (a) average daily Excess Availability during the most recently ended Fiscal Month to (b) an amount equal to the Aggregate Borrowing Base (as reflected in the Borrowing Base Certificate delivered pursuant to Section 4.1(b) and paragraph (a) of Annex F, at or most recently prior to such time); provided, that in the event that a Borrowing Base Certificate is not timely delivered as required by Section 4.1(b) and paragraph (a) of Annex F, then until the delivery of a Borrowing Base Certificate in a timely manner as so required, the Excess Availability Percentage shall be deemed to be greater than 75%.

“Fixed Charges” means, for H&E Delaware and its Subsidiaries for any specified period determined on a consolidated basis in accordance with GAAP, the sum of (a) interest expense (whether cash or non-cash) deducted in the determination of consolidated net income for such period, including interest expense with respect to any Funded Debt and interest expense that has been capitalized, but excluding amortization of any original discount attributable to any Funded Debt or warrants and interest paid in kind, in each case to the extent otherwise included as interest expense, and (b) scheduled payments of principal made during such period with respect to all Indebtedness.

“Fixed Charge Coverage Ratio” means, for any specified period, the ratio of (a) EBITDA of H&E Delaware and its Subsidiaries for such period less any provision for income taxes (whether paid or payable in cash) and P&E Capital Expenditures (other than the portion thereof funded by third party financing) made by H&E Delaware and its Subsidiaries during such period, in each case determined on a consolidated basis in accordance with GAAP, to (b) Fixed Charges.

(h)                                 Annex A of the Original Credit Agreement is further amended as follows:

(i)                                      the definition of “Borrowing Availability” is amended by replacing the definition in its entirety with the following new definition:

“Borrowing Availability” means as of any date of determination (a) as to all Borrowers, the lesser of (i) the Maximum Amount and (ii) the Aggregate Borrowing Base, in each case, less the sum of the aggregate Revolving Loan and Swing Line Loan then outstanding, or (b) as to an individual Borrower, the lesser of (i) the Maximum Amount less the sum of the Revolving Loan and Swing Line Loan outstanding to all other Borrowers and (ii) that Borrower’s separate Borrowing Base, less the sum of the Revolving Loan and Swing Line Loan outstanding to that Borrower, provided, that in the case of determining Borrowing Availability under this clause (b), (x) with respect to any requested H&E/Great Northern Advance, “such Borrower’s separate Borrowing Base” shall mean the Great Northern Borrowing Base and (y) each outstanding H&E/Great Northern Advance shall be deemed to be a Revolving Credit Advance outstanding to Great Northern.

(ii)                                  the definition of “Equipment Inventory Appraisal” is amended by replacing  the definition in its entirety with the following new definition:

“Equipment Inventory Appraisal” means each periodic appraisal of Borrowers’ Equipment Inventory and Parts and Tools Inventory conducted at the Borrowers’ cost and expense by appraisers reasonably satisfactory to Agent and using a methodology reasonably satisfactory to Agent, provided, that unless an Event of Default or an Audit and Appraisal Liquidity Event is continuing, the Borrowers’ shall be responsible for the cost and expense of not more than two (2) such appraisals per year, it being agreed that so long as such limit is in effect, each item of Equipment Inventory shall be appraised pursuant to a visit to sites of any one or more Credit Parties on one occasion during each year and the balance of such appraisals of such item in such year shall be done as a “desk appraisal.” An appraisal of Equipment Inventory and of Parts and Tools Inventory shall, for the purposes of the preceding sentence, constitute one appraisal.

(iii)                                the definition of “Excess Availability” is amended by replacing the definition in its entirety with the following new definition:

“Excess Availability” means, at any time, an amount equal to the Aggregate Borrowing Base (as reflected in the Borrowing Base Certificate delivered pursuant to Section 4.1(b) and paragraph (a) of Annex F, at or most recently prior to such time) minus the aggregate Revolving Loan at such time.

(iv)                               the definition of “Merger Documents” is amended by replacing the definition in its entirety with the following new definition:

“Merger Documents” means, collectively, (i) the Merger Agreement and (ii) each other document, agreement and instrument executed or delivered in connection with the H&E Mergers, in each case as to clause (ii), as amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

(v)                                  the definition of “Mergers” that was added pursuant to Amendment No. 10 is deleted in its entirety and replaced with the following new definition:

“H&E Mergers” means the contemporaneous mergers of H&E and H&E Holdings with and into H&E Delaware, with H&E Delaware as the surviving entity, in accordance with the terms of the Merger Documents.

(vi)                               the definition of “P&E Appraisal” is amended by replacing the definition in its entirety with the following new definition:

“P&E Appraisal” means each periodic appraisal of Borrowers’ P&E conducted at the Borrowers’ cost and expense by appraisers reasonably satisfactory to Agent and using a methodology reasonably satisfactory to Agent, provided, that unless an Event of Default or an Audit and Appraisal Liquidity Event has occurred and is continuing, the Borrowers shall be responsible for the cost and expense of not more than two (2) such appraisals per year, it being agreed that so long as such limit is in effect, each item of

Equipment Inventory shall be appraised pursuant to a visit to sites of any one or more Credit Parties on one occasion during each year and the balance of such appraisals of such item in such year shall be done as a “desk appraisal.”

(i)                                     Annex C of the Original Credit Agreement is hereby amended by adding the following new grammatical paragraph at the end thereof:

Notwithstanding the foregoing, Great Northern shall have no obligation to establish and maintain any Lock Boxes or to request in writing or otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, until such time as Agent or the Requisite Lenders shall request.

(j)                                     Annex F of the Original Credit Agreement is amended by deleting in its entirety the following paragraph appearing therein:

Notwithstanding the foregoing, Great Northern shall have no obligation to deliver the Collateral Reports identified in this Annex F (other than the Collateral Reports identified in paragraph (e) of this Annex F) (i) until such time as Agent shall request, or (ii) Requisite Lenders shall have given their prior written consent to any Revolving Credit Advance or issuance of any Letter of Credit pursuant to Section 1.1(a)(iii).

(k)                                  Annex G of the Original Credit Agreement is amended by replacing such annex in its entirety with Annex G attached hereto.

SECTION 2.

CONDITIONS TO EFFECTIVENESS

This Amendment No. 11 shall become effective on the date and time (the “Effective Date”) on which Agent shall have received the following, each of which shall be in form and substance satisfactory to Agent:

(a)                                  this Amendment No. 11, duly executed and delivered by Borrowers, the other Credit Parties, Agent and the Lenders,

(b)                                 the fee letter, dated the date hereof, between the Agent and H&E Delaware shall have been executed and delivered by H&E Delaware and the Agent and all fees payable at the Effective Date shall have been paid in full in cash, and

(c)                                  such other agreements, documents, instruments, certificates and opinions as Agent may have reasonably requested.

SECTION 3.

LIMITATION ON SCOPE

Except as expressly amended hereby or to the extent noncompliance is consented to pursuant to the this Amendment, all of the representations, warranties, terms, covenants and conditions of the Loan Documents shall remain in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein and shall not be deemed to be waivers of, amendments of, consents to or modifications of any term or provision of the Loan Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of Borrowers or any other Credit Party requiring the consent of Agent or Lenders except to the extent specifically provided for herein. Agent and Lenders have not and shall not be deemed to have waived any of their respective rights and remedies against Borrowers or any other Credit Party for any existing or future Defaults or Event of Default.

SECTION 4.

MISCELLANEOUS

(a)                                  Each of the Credit Parties hereby represents and warrants as follows:

(i)                                     it has full power and authority to execute and deliver this Amendment and to perform its obligations hereunder,

(ii)                                  upon the execution and delivery hereof by such Credit Party, this Amendment will be valid, binding and enforceable against such Credit Party in accordance with its terms, subject to any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity,

(iii)                               the execution and delivery of this Amendment and the performance by such Credit Party of its obligations hereunder and under the Original Credit Agreement, as amended hereby, (A) does not and will not contravene, conflict with, violate or constitute a default under (1) the organizational documents of such Credit Party or (2) any law or regulation, or any order or decree of any court or Governmental Authority or any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound,, (B) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party other than Permitted Encumbrances or those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (C) do not require the consent or approval of any Governmental Authority or any other Person,

(iv)                              no Default or Event of Default presently exists, in each case, after giving effect to the effectiveness of this Amendment, and

(v)                                 no Material Adverse Effect has occurred since the date of the last financial statements delivered by Borrowers to Agent, and as of the date hereof there shall have occurred no material adverse change in the financial condition, operations, assets, business or prospects of Borrowers since the date of the most recent financial statements of Borrowers delivered to the Agent, and

(b)                                 Borrowers repeat and restate the representations and warranties of Borrowers contained in the Original Credit Agreement as of the date of this Amendment No. 11 and as of the Effective Date, except to the extent such representations and warranties relate to a specific date.

(c)                                  This Amendment No. 11 is being delivered in the State of New York.

(d)                                 Borrowers and the other Credit Parties hereby ratify and confirm the Original Credit Agreement, as amended hereby, and agree that, as amended hereby, the Original Credit Agreement remains in full force and effect.

(e)                                  Borrowers and the other Credit Parties agree that all Loan Documents to which each such Person is a party remain in full force and effect notwithstanding the execution and delivery of this Amendment No. 11.

(f)                                    This Amendment No. 11 may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

(g)                                 All references in the Loan Documents to the “Credit Agreement” and in the Original Credit Agreement as amended hereby to “this Agreement,” “hereof,” “herein” or the like shall mean and refer to the Original Credit Agreement as amended by this Amendment No. 11 (as well as by all subsequent amendments, restatements, modifications and supplements thereto).

(h)                                 Each of the following provisions of the Original Credit Agreement is hereby incorporated herein by this reference with the same effect as though set forth in its entirety herein, mutatis mutandis, and as if “this Agreement” in any such provision read “this Amendment No. 11”: Section 11.6, (Severability), Section 11.9 (Governing Law), Section 11.10 (Notices), Section 11.11 (Section Titles) Section 11.13 (Waiver of Jury Trial), Section 11.16 (Advice of Counsel) and Section 11.17 (No Strict Construction).

[SIGNATURE PAGES FOLLOW]

WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWERS:

H&E EQUIPMENT SERVICES, INC.

By:	/s/ John Engquist
Name: John Engquist
Title: President and CEO

GREAT NORTHERN EQUIPMENT, INC.

By:	/s/ John Engquist
Name: John Engquist
Title: President and CEO

OTHER CREDIT PARTIES:

GNE INVESTMENTS, INC.

By:	/s/ John Engquist
Name: John Engquist
Title: President and CEO

H&E FINANCE CORP.

By:	/s/ John Engquist
Name: John Engquist
Title: President and CEO

EAGLE HIGH REACH EQUIPMENT, INC.

By:	/s/ John Engquist
Name: John Engquist
Title: President and CEO

EAGLE HIGH REACH EQUIPMENT, LLC

By:	/s/ John Engquist
Name: John Engquist Title: President and CEO

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL
CORPORATION,
as Agent and a Lender

By:	/s/ Gina Provenzale
Name: Gina Provenzale
Title: Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Edmundo Kahn
Name: Edmundo Kahn
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Douglas Hoffman
Name: Douglas Hoffman
Title: Vice President

LASALLE BUSINESS CREDIT, LLC,
as a Lender

By:	/s/ Andrew Mouvron
Name: Andrew Mouvron
Title: AVP

ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Neither H&E Delaware nor any Subsidiary thereof shall breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a)                                  Minimum Fixed Charge Coverage Ratio. H&E Delaware and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month, a Fixed Charge Coverage Ratio for the period of twelve consecutive Fiscal Months then ending of not less than 1.10 to 1.00; provided, however, that the Fixed Charge Coverage Ratio shall be tested as of the end of such Fiscal Month only if a Covenant Liquidity Event has occurred and is then continuing.